                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-106836 of The Houston Exploration Company on Form S-4 of our report dated February 7, 2003 (February 20, 2003 as to the first paragraph of "Legal Proceedings" in Note 9; November 13, 2003 as to the sixth paragraph of "Natural Gas and Oil Properties", and the first paragraph of "New Accounting Pronouncements" in Note 1, and the third paragraph of "2002" in Note
7), relating to the consolidated financial statements of The Houston Exploration Company as of and for the years ended December 31, 2002 and 2001 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to
(i) the adoption of Statement of Financial Accounting Standards ("SFAS") No. 133; "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001, (ii) the restatement for Emerging Issues Task Force No. 00-10, "Accounting for Shipping and Handling Fees and Costs," and certain disclosures required by SFAS No. 133, and (iii) the application of procedures relating to certain reclassifications of financial statement amounts related to the 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such reclassifications) appearing in the Annual Report on Form 10-K/A of The Houston Exploration Company for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Houston, Texas

December 4, 2003